N / E / W / S R / E / L / E / A / S / E

February 8, 2023

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION APPOINTS DR. MUNG CHIANG TO ITS BOARDS OF DIRECTORS

First Merchants Corporation, an $18 billion financial holding company, has appointed Dr. Mung Chiang to the Board of Directors of First Merchants Corporation and First Merchants Bank. Dr. Chiang, President of Purdue University, is a strong advocate of partnerships that effectively drive strong and sustained economic growth and vitality in Indiana and across the Midwest.

“First Merchants’ Board of Directors is pleased to welcome Dr. Chiang as our newest Board member,” said Board Chairman Charles E. Schalliol. “I believe First Merchants’ shareholders and clients will share our enthusiasm in welcoming Mung’s executive leadership and business acumen to our Board. We look forward to his participation on our Board to help accelerate First Merchant Bank’s contributions in supporting Indiana’s economy and the economies of our neighboring states where we operate. Supporting businesses to grow and thrive through attentive service helps our communities prosper, and that is our bank’s service approach. Dr. Chiang’s experiences indicate his passionate desire to have that type of positive economic impact, and we are grateful to have him join our Board.”

Dr. Chiang expressed his enthusiasm about joining the Board in this recent statement: “Helping businesses and people through attentive financial support and advice, First Merchants is a high-performing bank helping to facilitate sustained economic growth across Indiana and neighboring states. First Merchants cares deeply about its clients, colleagues, and communities. I’m honored to be joining such an outstanding board that facilitates strong economic support in the unique customer-focused way that First Merchants Bank serves its customers.”

With the addition of Dr. Chiang, First Merchants will have a 15-member board, including 13 independent outside directors. Dr. Chiang will be on the ballot for continuing terms at the Corporation’s Annual Shareholder Meeting in May 2023.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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